Exhibits 5.2 and 23.2
January 24, 2013

To Each Of The Persons Listed
 On Schedule A Attached Hereto

Re:	BMW Vehicle Lease Trust 2013-1

Ladies and Gentlemen:

We have acted as special Delaware counsel to BMW Vehicle Lease Trust 2013-1, a Delaware statutory trust (the "Trust"), in connection with the transactions contemplated by the Trust Agreement, dated as of December 21, 2012, as amended and restated by the Amended and Restated Trust Agreement, dated as of January 24, 2013 (as amended and restated, the "Trust Agreement"), between Wilmington Trust, National Association, a national banking association, as owner trustee (the "Owner Trustee"), and BMW Auto Leasing LLC, a Delaware limited liability company, as transferor (the "Transferor").  This opinion is being delivered pursuant to your request.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	the Trust Agreement;

(b)	the Issuer SUBI Certificate Transfer Agreement, dated as of January 24, 2013, between the Transferor and the Trust;

(c)	the Indenture, dated as of January 24, 2013, between the Trust and U.S. Bank National Association, a national banking association, as trustee (the "Indenture Trustee");

(d)
the Issuer Administration Agreement, dated as of January 24, 2013, among the Trust, the Transferor, BMW Financial Services NA, LLC, a Delaware limited liability company, as Administrator, and the Indenture Trustee;

To Each Of The Persons Listed
 On Schedule A Attached Hereto
January 24, 2013

(e)
the Back-up Security Agreement, dated as of January 24, 2013, between Financial Services Vehicle Trust, a Delaware statutory trust, BMW Manufacturing L.P., an Indiana limited partnership, the Transferor, the Trust, and the Indenture Trustee;

(f)
the Control Agreement, dated as of January 24, 2013, among the Transferor, the Trust, the Indenture Trustee and U.S. Bank National Association, as securities intermediary (the documents in paragraphs (b) through (f) are collectively referred to herein as the "Trust Documents");

(g)	the Notes issued on the date hereof;

(h)	the Trust Certificates;

(i)	the Authentication Order to the Owner Trustee with respect to the Trust Certificates, dated January 24, 2013;

(j)
a certified copy of the certificate of trust (the "Certificate of Trust") of the Trust which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on December 21, 2012; and

(k)	a Certificate of Good Standing for the Trust, dated January 24, 2013, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1. The Trust has been duly formed and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the "Act"), and has the power and authority under the Trust Agreement and the Act to execute, deliver and perform its obligations under the Trust Documents and to issue the Notes and the Trust Certificates, and the Trust Agreement duly authorizes the execution, delivery, issuance and performance of such agreements and obligations.

2. The Trust Documents and the Notes have been duly authorized, executed and delivered by the Trust.

To Each Of The Persons Listed
 On Schedule A Attached Hereto
January 24, 2013

3. The Trust Agreement is a legal, valid and binding obligation of the Transferor and the Owner Trustee, enforceable against the Transferor and the Owner Trustee, in accordance with its terms.

4. The Trust Certificates have been duly authorized and executed by the Trust, authenticated by the Owner Trustee and, when delivered in accordance with the terms of the Trust Agreement, the Trust Certificates will be validly issued and entitled to the benefits of the Trust Agreement.

5. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust and the Uniform Commercial Code financing statements with the Secretary of State.

6. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

7. Under § 3805(b) of the Act, no creditor of any holder of the Trust Certificates shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.

8. Under the Act, the Trust is a separate legal entity and, assuming that the Issuer SUBI Certificate Transfer Agreement conveys good title to the Trust property to the Trust as a true sale and not as a security arrangement, the Trust rather than the holders of the Trust Certificates will hold whatever title to the Trust property as may be conveyed to it from time to time pursuant to the Trust Agreement, except to the extent that the Trust has taken action to dispose of or otherwise transfer or encumber any part of the Trust property.

9. Under § 3808(a) and (b) of the Act, the Trust may not be terminated or revoked by the holders of the Trust Certificates, and the dissolution, termination or bankruptcy of any holder of the Trust Certificates shall not result in the termination or dissolution of the Trust, except to the extent otherwise provided in the Trust Agreement.

10. Under § 3805(c) of the Act, except to the extent otherwise provided in the Trust Agreement, a holder of a Trust Certificate (including the Transferor in its capacity as such) has no interest in specific Trust property.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

To Each Of The Persons Listed
 On Schedule A Attached Hereto
January 24, 2013

A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws, (iii) state tax or insurance laws or (iv) laws, rules and regulations relating to the particular nature of the Trust assets.

B. We have assumed (i) except to the extent provided in paragraph 1 above, the due formation and valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 2 and 4 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that each party has complied with all of the obligations and satisfied all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, (vi) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (vii) except to the extent provided in paragraphs 5 and 6 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (viii) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware.

C. The foregoing opinions regarding enforceability and the opinions in paragraphs 7, 8, 9 and 10 above are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution, and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

To Each Of The Persons Listed
 On Schedule A Attached Hereto
January 24, 2013

E. We express no opinion herein as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.

F. We have not participated in the preparation of any offering materials with respect to the Securities and assume no responsibility for their contents.

G. Notwithstanding any provision in the Trust Agreement or any Trust Documents to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the Certificateholders until creditors' claims are either paid in full or reasonable provision for payment thereof has been made.

H. With respect to the enforceability of the Trust Agreement, we express no opinion as to the enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

This opinion is being furnished only to you, is solely for your benefit, and is not to be used, quoted, relied upon, or otherwise referred to by any other person, or for any other purposes, without our prior written consent, except that copies of this opinion may be posted by the Depositor or its affiliates to a password protected website solely accessible by a  "nationally recognized statistical rating organization" (an "NRSRO"), including any non-hired NRSROs (each, a "Non-hired NRSRO") that agrees to keep this opinion confidential as contemplated by Rule 17g-5  under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) ("Rule 17g-5"); provided, that no such Non-hired NRSRO will be entitled to rely on this opinion, and each such Non-hired NRSRO, by accepting this opinion, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion to any other person.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Transferor’s current report on Form 8-K.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

DKD/syh

SCHEDULE A

Fitch, Inc.
One State Street Plaza
New York, NY 10004

Moody's Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, NY 10007

BMW Auto Leasing LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

BMW Financial Services NA, LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

BMW Manufacturing, L.P.
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

BMW Vehicle Lease Trust 2013-1
c/o Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

BNY Mellon Trust of Delaware
100 White Clay Center
Suite 102
Newark, DE 19711

Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

U.S. Bank National Association
190 South LaSalle Street, 7th Floor
Chicago, IL 60603

Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
Credit Agricole Securities (USA) Inc.
1301 Avenue of the Americas
New York, New York 10019

SG Americas Securities, LLC
1221 Avenue of the Americas
New York, New York 10020

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, NY 10010

RBC Capital Markets, LLC
3 World Financial Center
200 Vesey Street
New York, New York 10281

J.P. Morgan Securities LLC
383 Madison Avenue, 31st Floor
New York, NY 10179